UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 27, 2016
(Date of Report)

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02           Results of Operations and Financial Condition

NEWARK, N.Y. – October 27, 2016 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.1 million on revenue of $19.6 million for the third quarter ended September 25, 2016. For the quarter ended September 27, 2015, the Company reported operating income of $1.2 million on revenue of $19.0 million.

“Successful execution of the strategy to diversify beyond our core U.S. government/defense business while abiding by our business model parameters produced solid third quarter results,” said Michael D. Popielec, President and Chief Executive Officer. “Although weak economic conditions continued to constrain revenue growth, we delivered operating income for the third quarter that was more than double the second quarter, and profitability for the eighth consecutive quarter. We also remain poised to achieve profitable growth for 2016. Finally, we continue to build resources to support investments in organic and inorganic growth opportunities through greater operating leverage and inventory reductions.”

Revenue was $19.6 million, an increase of $0.6 million, or 3.1%, compared to $19.0 million for the third quarter of 2015 reflecting the addition of Accutronics and higher Communications Systems sales partially offset by lower core Battery & Energy sales. Battery & Energy Products sales declined to $14.9 million compared to $16.4 million last year due primarily to lower sales to a large U.S. government/defense OEM and lower 9-Volt sales, partially offset by higher medical sales, the contribution of Accutronics, and a large shipment to a non-U.S. government/defense customer. Communications Systems sales grew 76.6% to $4.7 million compared to $2.7 million for the same period last year reflecting shipments under the Vehicle Installed Power Enhanced Riflemen Appliqué (“VIPER”) Program.

Gross profit was $6.0 million, or 30.5% of revenue, compared to $5.9 million, or 31.0% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 30.3%, compared to 29.1% last year, an increase of 120 basis points reflecting favorable product mix including the contribution of Accutronics. Communications Systems’ gross margin declined to 31.4% compared to 42.4% for the prior year primarily due to sales mix.

Operating expenses were $4.9 million compared to $4.7 million last year reflecting the addition of Accutronics, partially offset by certain cost reduction actions along with continued tight control over discretionary spending. Operating expenses were 24.8% of revenue equal to 24.8% of revenue for the year earlier period.

Operating income was $1.1 million compared to $1.2 million last year for an operating margin of 5.8% compared to 6.2% last year.

Net income was $1.0 million, or $0.07 per share, equal to net income of $1.0 million, or $0.07 per share, for the third quarter of 2015.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed as incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01     Financial Statements, Pro Forma Financials and Exhibits

(a) Exhibits.

Exhibit Number	Description

99.1	Press Release of Ultralife Corporation dated October 27, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2016		ULTRALIFE Corporation

	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Ultralife Corporation dated October 27, 2016.